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                                                                    EXHIBIT 99.1



[LYNX LOGO]


CONTACT:

LYNX THERAPEUTICS, INC.                        INVESTOR CONTACT:
Kevin P. Corcoran                              Lippert/Heilshorn & Associates
Chief Executive Officer                        Jody Cain (jcain@lhai.com)
510/670-9300                                   Mike Pollock (mpollock@lhai.com)
                                               310/691-7100


               LYNX REPORTS 2004 SECOND QUARTER FINANCIAL RESULTS

       - BUSINESS UPDATE CONFERENCE CALL TO BEGIN AT 11:00 A.M. ET TODAY -

HAYWARD, CALIF. (AUGUST 13, 2004) - LYNX THERAPEUTICS, INC. (NASDAQ: LYNX) today reported financial results for the three and six months ended June 30, 2004.

Lynx reported net revenues for the second quarter of 2004 were $1.7 million and included technology access and service fees of $1.5 million. Net revenues for the second quarter of 2003 were $4.6 million and included technology access and service fees of $4.2 million. Lynx reported a net loss of $3.6 million, or $(0.48) per share, for the quarter ended June 30, 2004, compared with a net loss of $2.9 million, or ($0.61) per share, for the same period in 2003.

Total operating costs and expenses of $5.4 million for the second quarter of 2004, excluding restructuring charges related to workforce reductions of $16,000, decreased from total operating costs and expenses of $6.5 million for the second quarter of 2003.

For the 2004 second quarter, cost of services fees were $1.3 million, versus cost of services fees of $1.4 million for 2003 second quarter. Research and development expenses of $2.6 million for three months ended June 30, 2004, decreased from research and development expenses of $3.2 million for the three months ended June 30, 2003. The decrease in research and development costs reflects lower personnel expenses resulting from workforce reductions in 2004. General and administrative expenses were $1.5 million for the second quarter of 2004, compared with $1.9 million for the comparable quarter in 2003.

Lynx reported loss from operations of $3.7 million for the 2004 second quarter, compared with loss from operations of $1.9 million for the 2003 second quarter.

Revenues for the six months ended June 30, 2004 totaled $3.1 million, compared with $7.8 million in 2003. Technology access and service fees revenues were $2.6 million in the first six months of 2004, compared with $7.2 million in the first six months of 2003. Loss from operations for the first half of 2004 was $7.9 million, compared with loss from

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operations of $5.0 million for the first half of 2003. For the first half of
2004, Lynx reported a net loss of $7.8 million, or ($1.13) per share, versus a net loss of $6.8 million, or ($1.47) per share for the first six months of 2003.

As of June 30, 2004, Lynx had cash, cash equivalents and short-term investments of $2.4 million, including $0.4 million of restricted cash, and total current assets of $4.2 million.

BUSINESS UPDATE

Lynx also announced that it has signed a non-binding letter of intent to merge with privately held, UK-based Solexa Ltd. In conjunction with the letter of intent, Solexa will provide Lynx with up to $2.5 million in loans to sustain Lynx's operations as efforts to achieve a merger continue. There can be no assurance that the parties will in fact be able to conclude a binding merger agreement or complete a merger.

Under the preliminary terms of the stock-for-stock merger described in the letter of intent, which is not binding, if the merger is completed, Solexa shareholders would hold a majority interest of the combined company. Lynx has received a first loan advance of $750,000 under a loan agreement between the parties. The parties are continuing review and discussion of the proposed merger with the objective of concluding a definitive, binding merger agreement during September. Lynx has engaged Seven Hills Partners LLC as it financial advisor in the merger discussions.

The decision to pursue a merger with Solexa was based in part on the preference of the parties to have a combined company to pursue further development of the "cluster technology" assets that were acquired from Swiss-based Manteia SA jointly by Lynx and Solexa in March 2004, rather than to do so independently. These technology assets feature a process to enable parallel amplification of millions of DNA fragments, each from a single DNA molecule, to create DNA colonies or "clusters."

"We believe that a combination of resources would allow for faster integration of the cluster technology, which in turn would enable us to expand our services offering and accelerate the development of MPSS-based instrumentation," said Kevin Corcoran, Lynx's president and chief executive officer. "Solexa has proven expertise in nucleic acids biochemistry, surface chemistry and software for genome assembly, all of which could provide valuable contributions to our development efforts. While we are prepared to proceed independently if we are unable to agree on a merger, the attractiveness of combining our resources compels us to pursue this opportunity earnestly.

"Since the beginning of this year, we have entered into seven services contracts, including one with the National Institutes of Health to build a reference transcriptome database that could have positive ramifications in building long-term momentum with our commercial services business," said Mr. Corcoran. "Further, our announced relationship in May with the National Cancer Institute to characterize DNA fragments in human cancer tumors marked our planned entry into the genomic DNA sequencing market. With this said, our revenues for the first half of the year have been impacted by the timing and number of biological samples received from existing customers and

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collaborators, and we have not built the volume of new samples as quickly as we forecasted at the beginning of this year."

Due to lower than anticipated sample volume, Lynx is revising its revenue guidance for 2004. Total net revenues for the year are expected to be in the $8 to $9 million range.

COLLABORATIONS AND AGREEMENTS

Lynx is aggressively pursuing a variety of opportunities directed toward establishing MPSS(TM) as the technology of choice for comprehensive gene expression, genome structure and epigenomics analysis based on its ability to uniquely capture and sequence RNA and DNA fragments.

To date in 2004, Lynx has added the NATIONAL CANCER INSTITUTE (NCI) as a genome structure, epigenomics and genome re-sequencing customer. Lynx will assist the NCI in identifying chromosome breakpoints in human cancer tumors.

Additionally, since the beginning of 2004, Lynx has added or extended gene expression service contracts with the following customers:

- HOWARD HUGHES MEDICAL INSTITUTE: to characterize the drosophila transcriptome, surveying tissues and developmental stages of the laboratory fruit fly.

- NATIONAL INSTITUTE OF ENVIRONMENTAL AND HEALTH SCIENCES: to analyze liver and blood samples from rats treated with various doses of acetaminophen to study the drug's toxic effects and to identify new markers for toxicity.

- NATIONAL INSTITUTE OF MENTAL HEALTH: to study gene expression in the brain associated with schizophrenia.

- LUDWIG INSTITUTE FOR CANCER RESEARCH: extension of a 2002 agreement on the characterization of gene expression in cancer.

- NATIONAL INSTITUTES OF HEALTH: to build a reference transcriptome database to assist the biomedical research community's efforts in determining the function of genes associated with disease.

- NATIONAL INSTITUTE ON AGING: to study the molecular and cellular events in stem cell proliferation and differentiation.

CONFERENCE CALL

Lynx has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time today. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 679-0753 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 8949679.

The live conference call will also be available via the Internet on the investor resources section at www.lynxgen.com, and a recording of the call will be available on the Company's Web site for 14 days following the completion of the call.

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About Lynx

Lynx Therapeutics is a leader in the development and application of novel genomics analysis solutions. Lynx's MPSS(TM) instruments analyze millions of DNA molecules in parallel, enabling genome structure characterization at an unprecedented level of resolution. As applied to gene expression analysis, MPSS(TM) provides comprehensive and quantitative digital information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. For more information, visit Lynx's Web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the identification of differentially expressed genes, the potential success of collaboration arrangements, the addition of new collaborations and agreements and Lynx's performance of its genomics discovery services for current and future customers and collaborators. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "envisions," "hopes," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident," "could" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2004. Lynx does not undertake any obligation to update forward-looking statements.

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                        Three months ended                Six months ended
                                                             June 30,                         June 30,
                                                   ---------------------------       ---------------------------
                                                       2004             2003             2004            2003
                                                   -----------      ----------       ----------       ----------
                                                   (unaudited)      (unaudited)      (unaudited)      (unaudited)
Net revenues:
  Technology access and service fees and other      $  1,743         $  4,585         $  3,084         $  7,849
                                                    --------         --------         --------         --------
Total revenues                                         1,743            4,585            3,084            7,849

Operating costs and expenses:
  Service fees and other                               1,320            1,377            2,670            2,101
  Research and development                             2,601            3,196            5,064            6,761
  General and administrative                           1,500            1,893            3,087            3,678
  Special charge for workforce reduction                  16               --              118              292
                                                    --------         --------         --------         --------
Total operating costs and expenses                     5,437            6,466           10,939           12,832
                                                    --------         --------         --------         --------
Loss from operations                                  (3,694)          (1,881)          (7,855)          (4,983)
  Equity in net loss of related party                     --             (891)              --           (1,716)
  Other income (expense), net                             83              (84)              23             (128)
  Income tax provision (benefit)                           1                1                1                2
                                                    --------         --------         --------         --------
Net loss                                            $ (3,612)        $ (2,857)        $ (7,833)        $ (6,829)
                                                    ========         ========         ========         ========
Basic and diluted net loss per share                $  (0.48)        $  (0.61)        $  (1.13)        $  (1.47)

Shares used in per share computation                   7,450            4,654            6,924            4,653
                                                    --------         --------         --------         --------


                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                         June 30,      December 31,
                                                           2004          2003(a)
                                                       -----------     ------------
Assets                                                 (unaudited)

Cash and cash equivalents, short-term investments        $ 2,385        $ 5,609
  Accounts receivable                                        599            402
  Other current assets                                     1,233          1,626
                                                         -------        -------
  Total current assets                                     4,217          7,637
  Property and equipment, net                              9,202         10,987
  Other assets                                             2,659            172
                                                         -------        -------
  Total assets                                           $16,078        $18,796
                                                         =======        =======
Liabilities and Stockholders' Equity
  Current liabilities                                    $ 1,779        $ 2,826
  Deferred revenue - current                                 759            759
                                                         -------        -------
  Total current liabilities                                2,538          3,585
  Deferred revenue - noncurrent                            4,027          4,213
  Noncurrent liabilities                                     906            932
  Stockholders' equity                                     8,607         10,066
                                                         -------        -------
  Total liabilities and stockholders' equity             $16,078        $18,796
                                                         =======        =======

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(a) The balance sheet amounts as of December 31, 2003 have been derived from audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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